Exhibit 10(y)
EXECUTION VERSION

MINE SAFETY APPLIANCES COMPANY

NOTE PURCHASE AGREEMENT

DATED As OF DECEMBER 20, 2006

$60,000,000 5.41% SENIOR NOTES DUE DECEMBER 20, 2021

TABLE OF CONTENTS

1. AUTHORIZATION OF NOTES		2
1.1	Notes		2
1.2	Certain Defined Terms		2
2. SALE AND PURCHASE OF NOTES		2
3. CLOSING		3
4. CONDITIONS TO CLOSING		3
4.1	Representations and Warranties		3
4.2	Performance; No Default		3
4.3	Compliance Certificates		3
4.4	Opinions of Counsel		4
4.5	Purchase Permitted By Applicable Law, Etc		4
4.6	Sale of Other Notes		4
4.7	Payment of Special Counsel Fees		4
4.8	Private Placement Number		4
4.9	Changes in Corporate Structure		4
4.10	Funding Instructions		5
4.11	Proceedings and Documents		5
5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		5
5.1	Organization; Power and Authority		5
5.2	Authorization, Etc		5
5.3	Disclosure		5
5.4	Organization and Ownership of Shares of Subsidiaries		6
5.5	Financial Statements; Material Liabilities		6
5.6	Compliance with Laws, Other Instruments, Etc		7
5.7	Governmental Authorizations, Etc		7
5.8	Litigation; Observance of Statutes and Orders		7
5.9	Taxes		7
5.10	Title to Property; Leases		8
5.11	Licenses, Permits, Etc		8
5.12	Compliance with ERISA		8
5.13	Private Offering by the Company		9
5.14	Use of Proceeds; Margin Regulations		10
5.15	Existing Indebtedness		10
5.16	Foreign Assets Control Regulations, Etc		10
5.17	Status under Certain Statutes		11
6. REPRESENTATIONS OF THE PURCHASER		11
6.1	Purchase for Investment		11
6.2	Source of Funds		11
7. INFORMATION AS TO COMPANY		13
7.1	Financial and Business Information		13
7.2	Officer's Certificate		15
7.3	Visitation		16

8. REPAYMENT AND PREPAYMENT OF THE NOTES			16
	8.1	Required Payments		16
	8.2	Optional Prepayments		17
	8.3	Change in Control		18
	8.4	Allocation of Partial Prepayments		19
	8.5	Maturity; Surrender, Etc		20
	8.6	No Other Optional Prepayments or Purchase of Notes		20
	8.7	Make-Whole Amount		20
9. AFFIRMATIVE COVENANTS			22
	9.1	Compliance with Law		22
	9.2	Insurance		22
	9.3	Maintenance of Properties		22
	9.4	Payment of Taxes		22
	9.5	Corporate Existence, Etc		23
	9.6	Pari Passu Ranking		23
	9.7	Designation of Subsidiaries		23
	9.8	Designation of Subsidiaries		24
10. NEGATIVE COVENANTS			24
	10.1	Fixed Charges Coverage Ratio		24
	10.2	Limitation of Consolidated Indebtedness		25
	10.3	Priority Indebtedness		25
	10.4	Liens		25
	10.5	Transactions with Affiliates		27
	10.6	Merger, Consolidation, Etc		27
	10.7	Sale of Assets		28
	10.8	Line of Business		28
	10.9	Terrorism Sanctions Regulations		29
11. EVENTS OF DEFAULT			29
12. REMEDIES ON DEFAULT, ETC			31
	12.1	Acceleration		31
	12.2	Other Remedies		32
	12.3	Rescission		32
	12.4	No Waivers or Election of Remedies, Expenses, Etc		32
13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES			32
	13.1	Registration of Notes		32
	13.2	Transfer and Exchange of Notes		33
	13.3	Replacement of Notes		33
14. PAYMENTS ON NOTES			34
	14.1	Place of Payment		34
	14.2	Home Office Payment
15. EXPENSES, ETC			34
	15.1	Home Office Payment		34
	15.2	Survival		35

16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT			35
17. AMENDMENT AND WAIVER
	17.1	Requirements		35
	17.2	Solicitation of Holders of Notes		36
	17.3	Binding Effect, Etc		36
	17.4	Notes Held by Company, Etc		36
18. NOTICES			37
19. REPRODUCTION OF DOCUMENTS			37
20. CONFIDENTIAL INFORMATION			37
21. SUBSTITUTION OF PURCHASER			39
22. MISCELLANEOUS			39
	22.1	Successors and Assigns		39
	22.2	Payments Due on Non-Business Days; When Payments Deemed Received		39
	22.3	Accounting Terms		40
	22.4	Severability		40
	22.5	Construction, Etc		40
	22.6	Counterparts		40
	22.7	Governing Law		41
	22.8	Jurisdiction and Process; Waiver of Jury Trial.		41

SCHEDULES & EXHIBITS

SCHEDULE A         Information Relating to Purchasers
SCHEDULE B         Defined Terms
SCHEDULE 3-        Payment Instructions
SCHEDULE 4.9        Changes in Corporate Structure
SCHEDULE 5.3        Disclosure Materials
SCHEDULE 5.4         Subsidiaries of the Company and Ownership of Subsidiary Stock
SCHEDULE 5.5        Financial Statements
SCHEDULE 5.8        Certain Litigation
SCHEDULE 5.11        Licenses, Permits, etc.
SCHEDULE 5.12        ERISA Affiliates
SCHEDULE 5.14        Use of Proceeds
SCHEDULE 5.15         Existing Indebtedness
EXHIBIT 1.1             Form of 5.41% Senior Note due December 20, 2021
EXHIBIT 4.4(a)         Form of Opinion of Counsel for the Company
EXHIBIT 4.4(b)        Form of Opinion of Special Counsel for the Purchasers

MINE SAFETY APPLIANCES COMPANY 121 GAMMA DRIVE
RIDC Industrial Park O'Hara Township
Pittsburgh, Pennsylvania 15238

$60,000,000 5.41% SENIOR NOTES DUE DECEMBER 20, 2021

Dated as of December 20, 2006 To Each of the Purchasers Listed in the Attached Schedule A

Ladies and Gentlemen:

MINE SAFETY APPLIANCES COMPANY, a Pennsylvania corporation (together with its successors and assigns, the "Company''), agrees with each of the purchasers whose names appear at the end hereof (each a "Purchaser" and, collectively, the "Purchasers") as follows:

1.	AUTHORIZATION OF NOTES.

1.1.	Notes.

The Company will authorize the issue and sale of $60,000,000 aggregate principal amount of its 5.41% Senior Notes due December 20, 2021 (the "Notes", such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement). The Notes shall be substantially in the form set out in Exhibit 1.1, with such changes therefrom, if any, as may be approved by the Purchasers and the Company.

1.2.	Certain Defined Terms.

Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.	SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser's name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers' obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

3.	CLOSING.
The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, New York at 10:00 a.m., local time, at a closing (the "Closing") on December 20, 2006 or on such other Business Day thereafter on or prior to December 31, 2006 as may be agreed upon by the Company and the Purchasers. At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request), dated the date of the Closing and registered in such Purchaser's name (or in the name of its nominee), as indicated in Schedule A, against payment by federal funds wire transfer in immediately available funds of the amount of the purchase price therefor as directed by the Company in Schedule 3. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser's satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

4.	CONDITIONS TO CLOSING.
Each Purchaser's obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser's satisfaction, prior to or at the Closing, of the following conditions:

4.1.	Representations and Warranties.
The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

4.2.	Performance; No Default.
The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing.

4.3.	Compliance Certificates.
(a)Officer's Certificate. The Company shall have delivered to such Purchaser an Officer's Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.
(b)Secretary's Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or one of its Assistant Secretaries, dated the date of the Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.

4.4.	Opinions of Counsel.

Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing, from

(a)Douglas K. McClaine, General Counsel of the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its special counsel may reasonably request (and the Company hereby instructs such counsel to deliver such opinion to the Purchasers), and

(b)Bingham Mccutchen LLP, such Purchaser's special counsel in connection with such transactions, substantially in the form set out in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

4.5.	Purchase Permitted By Applicable Law, Etc.

On the date of the Closing such Purchaser's purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer's Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

4.6.	Sale of Other Notes.

Contemporaneously with the Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.

4.7.	Payment of Special Counsel Fees.

Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of the Purchasers' special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

4.8.	Private Placement Number.

A Private Placement Number issued by Standard & Poor' s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.

4.9.	Changes in Corporate Structure.

Except as specified in Schedule 4.9, the Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation, or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

4.10.	Funding Instructions.

At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (a) the name and address of the transferee bank, (b) such transferee bank's ABA number and (c) the account name and number into which the purchase price for the Notes is to be deposited.

4.11.	Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

5.1.	Organization; Power and Authority.

The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

5.2.	Authorization, Etc.

This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3.	Disclosure.
The Company, through its agent, PNC Capital Markets LLC, has delivered to each Purchaser a copy of a Private Placement Memorandum, dated November, 2006 (the "Memorandum"), relating to the transactions contemplated hereby. Except as disclosed in Schedule 5.3, this Agreement, the Memorandum and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and identified on Schedule 5.3 and the financial statements listed on Schedule 5.5 (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser prior to December 5, 2006 being referred to, collectively, as the "Disclosure Documents "), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2005, there has been no change in the financial condition, operations, business or properties of the Company or any of its Subsidiaries except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

5.4.	Organization and Ownership of Shares of Subsidiaries.
(a)Schedule 5.4 is (except as noted therein) a complete and correct list of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its Capital Stock or similar equity interests outstanding owned by the Company and each other Subsidiary and whether it is a Restricted Subsidiary or an Unrestricted Subsidiary.
(b)All of the outstanding shares of Capital Stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).
(c)Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

5.5.	Financial Statements; Material Liabilities.
The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

5.6.	Compliance with Laws, Other Instruments, Etc.
The execution, delivery and performance by the Company of this Agreement and the Notes will not
(a)contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected,
(b)conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary, or
(c)violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

5.7.	Governmental Authorizations, Etc.
No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

5.8.	Litigation; Observance of Statutes and Orders.
(a)Except as disclosed in Schedule 5.8, there are no actions, suits, investigations -0r proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(b)Neither the Company nor any Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.9.	Taxes.
The Company and its Subsidiaries have filed all income tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2002.

5.10.	Title to Property; Leases.
The Company and its Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.

5.11.	Licenses, Permits, Etc.
Except as disclosed in Schedule 5.11, the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

5.12.	Compliance with ERISA.
(a)The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.
(b)The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term "benefit liabilities" has the meaning specified in section 4001 of ERISA and the terms "current value" and "present value" have the meaning specified in section 3 of ERISA.
(c)The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.
(d)The expected postretirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is
$17,600,000.

(e)The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(l)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser's representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.
(f)Schedule 5.12 sets forth all ERISA Affiliates and all "employee benefit plans " maintained by the Company (or any "affiliate" thereof) or in respect of which the Notes could constitute an "employer security" ("employee benefit plan" has the meaning specified in section 3 of ERISA, "affiliate" has the meaning specified in section 407(d) of ERISA and section V of the Department of Labor Prohibited Transaction Exemption 95-60 (60 FR 35925, July 12, 1995) and "employer security" has the meaning specified in section 407(d) of ERISA).
(g)The accumulated benefit obligation under each Foreign Pension Plan that is not subject to ERISA, determined as of the most recent valuation date in respect thereof using current exchange rates, does not exceed the value of the assets of such Foreign Pension Plan by more than $1,500,000. All required payments in respect of the funding of each such Foreign Pension Plan have been made.

5.13.	Private Offering by the Company.
Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers and not more than twenty (20) other Institutional Investors (as defined in clause (c) to the definition of such term), each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

5.14.	Use of Proceeds; Margin Regulations.
The Company will apply the proceeds of the sale of the Notes as set forth in Schedule
5.14. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 1% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 1% of the value of such assets. As used in this Section, the terms "margin stoc ' and ''purpose of buying or carrying" shall have the meanings assigned to them in said Regulation U.

5.15.	Existing Indebtedness.
(a)Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of September 30, 2006 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any) since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary the outstanding principal amount of which exceeds $5,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
(b)Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as specifically indicated in Schedule 5.15.

5.16.	Foreign Assets Control Regulations, Etc.
(a)Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
(b)Neither the Company nor any Subsidiary (a) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.
(c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.
5.17.    Status under Certain Statutes.

Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

6.	REPRESENTATIONS OF THE PURCHASERS.

6.1.	Purchase for Investment.
Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser's or their property shall at all times be within such Purchaser's or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

6.2.	Source of Funds.
Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a "Source") to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
(a)    the Source is an "insurance company general account" (as the term is defined in the United States Department of Labor's Prohibited Transaction Exemption ("PTE' ) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the "NAIC Annual Statement" ) ) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed I 0% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser's state of domicile; or
(b)    the Source is a separate account that is maintained solely in connection with such Purchaser's fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(c)    the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)    the Source constitutes assets of an "investment fund' (within the meaning of Part V of PTE 84-14 (the "QPAM Exemption ")) managed by a "qualifiedprofessional asset manager" or "QPAM' (within the meaning of Part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(l ) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or
(e)    the Source constitutes assets of a ''plan(s)" (within the meaning of Section IV of PTE 96-23 (the "/NHAM Exemption ")) managed by an "in-house asset manager" or "!NHAM' (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of "control" in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
(f)the Source is a governmental plan; or
(g)the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
(h)the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms "employee benefit plan, " "governmental plan, " and "separate account " shall have the respective meanings assigned to such terms in section 3 of ERISA.

7.	INFORMATION AS TO COMPANY.

7.1.	Financial and Business Information.

The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a)    Quarterly Statements -- within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)    an unaudited consolidated condensed balance sheet of the Company and its Restricted Subsidiaries as at the end of such quarter, and

(ii)    unaudited consolidated condensed statements of income, changes in shareholders' equity and cash flows of the Company and its Restricted Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the consolidated financial position of the companies being reported on and their consolidated results of operations and cash flows, subject to changes resulting from year-end adjustments,

(b)    Annual Statements -- within 105 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company's Annual Report on Form 10-K (the "Form 10-K'' ) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of,

(i)    a consolidated balance sheet of the Company and its Restricted Subsidiaries, as at the end of such year,

(ii)    a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year,

(iii)    consolidated statements of income, cash flows and changes in retained earnings of the Company and its Restricted Subsidiaries, for such year, and

(iv)    consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Form 10-K for such fiscal year (together with the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b), and provided, further that delivery within the time period specified above of copies of the Company's Form 10-K prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this clauses (ii) and (iv) of this Section 7. l (b) (but not clauses (i) and (ii) except to the extent all Subsidiaries are Restricted Subsidiaries), and provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made such Form 10-K available on "EDGAR" and on its home page on the worldwide web (at the date of this Agreement located at: http//www.msanet.com) and shall have given such holder prior notice of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as "Electronic Delivery ");

(c)    SEC and Other Reports -- promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally, and (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC;

(d)    Notice of Default or Event of Default -- promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)    ERISA Matters -- promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:
(i)    with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or
(ii)    the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multi employer Plan that such action has been taken by the PBGC with respect to such Multi-employer Plan; or·
(iii)    any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;
(f)    Notices from Governmental Authorities -- promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and
(g)    Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including, but without limitation, actual copies of the Company's Form 10-K) or relating to the ability of the Company to perform its obligations under this Agreement and under the Notes as from time to time may be reasonably requested by such holder of Notes.

7.2.	Officer's Certificate.
Each set of financial statements delivered to a holder of Notes pursuant to Section 7.l(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each such holder of Notes):

(a) Covenant Compliance -- the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10 during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence), and, with respect to each Asset Disposition, if any, of property having a Fair Market Value of not less than
$1,000,000 made during such period without a determination by the board of directors of the Company pursuant to Section 10.7(a) that such Asset Disposition was, in such board's good faith opinion, made in exchange for cash consideration having a Fair Market Value at least equal to that of the property exchanged and was in the best interests of the Company, a statement to the effect that each such Asset Disposition was, in such Senior Financial Officer's good faith opinion, made in exchange for cash consideration having a Fair Market Value at least equal to that of the property exchanged and was in the best interests of the Company; and
(b) Event of Default -- a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3.	Visitation.
The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:
(a)No Default -- if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's officers, and with the consent of the Company, (which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and
(b)Default -- if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

8.	PAYMENT AND PREPAYMENT OF THE NOTES.

8.1.	Required Payments.
On December 20, 2013 and on each December 20 thereafter to and including December 20, 2021, the Company will prepay $6,666,666.67 principal amount (or such lesser principal amount as shall then be outstanding) of the Notes at par and without payment of the Make Whole Amount or any premium, provided that upon any partial prepayment of the Notes pursuant to Section 8.2 or 8.3 or partial purchase of the Notes permitted by Section 8.6, the principal amount of each required prepayment of the Notes becoming due under this Section 8.1 on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment or purchase.

8.2.	Optional Prepayments.
(a)Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4(b)), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make- Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.
(b)Prepayment of Notes Pursuant to Indebtedness Prepayment Application. In the event that the Company shall be obligated to apply any Net Proceeds Amount in respect of any Transfer to an Indebtedness Prepayment Application, the Company will give written notice (a "Transfer Application Notice" ) of such election to each holder of Notes, which notice shall
(i)describe the facts, circumstances and the Net Proceeds Amount in respect of such Transfer in reasonable detail,
(ii) hereunder, refer to this Section 8.2(b) and the rights of the holders of the Notes
(iii)set forth the aggregate principal amount of Indebtedness which the Company intends to prepay with such Net Proceeds Amount,

(iv)contain an offer to prepay the Notes held by such holder in a principal amount which equals the "Ratable Portion " (as such term is defined in the definition of "Indebtedness Prepayment Application" contained in Schedule B) for such Notes, plus accrued and unpaid interest thereon to the Transfer Application Prepayment Date (as defined below) with respect to each Note (showing in such offer the principal amount of such Notes to be prepaid on such prepayment date), which prepayment shall be on a Business Day specified in such notice that is not prior to the stated date in clause (v) below and is not more than 90 days after the date of such Transfer Application Notice (the "TransferApplication Prepayment Date" ), and
(v)request each holder to notify the Company in writing by a stated date, which date is not less than 30 days after such notice has been dispatched by the Company in accordance with Section 18, if such holder wishes its Notes to be so prepaid (it being understood that the failure by any holder to send any such notice to the Company shall be deemed to be a rejection of such offer of prepayment pursuant to this Section 8.2(b)).

8.3.	Change in Control.
(a)Notice of Change in Control or Control Event -- The Company will, within five Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to Section 8.3(b). If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in Section 8.3(c) and shall be accompanied by the certificate described in Section 8.3(g).
(b)Condition to Company Action -- The Company will not take any action that consummates or finalizes a Change in Control unless
(i)at least 30 days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in Section 8.3(c), accompanied by the certificate described in Section 8.3(g), and
(ii)contemporaneously with such action, it prepays all Notes required to be prepaid in accordance with this Section 8.3.
(c)Offer to Prepay Notes -- The offer to prepay Notes contemplated by Section 8.3(a) and Section 8.3(b) shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, the Notes held by each holder (in this case only, "holder" in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the "Proposed Prepayment Date "). If such Proposed Prepayment Date is in connection with an offer contemplated by Section 8.3(a), such date shall be not less than 45 days and not more than 60 days after the date of such offer. If the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 60th day after the date of such offer.
(d)Acceptance and Rejection -- A holder of Notes may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Company at least fifteen days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.3 shall be deemed to constitute a rejection of such offer by such holder.

(e)Prepayment -- Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment. The prepayment shall be made on the Proposed Prepayment Date except as provided in Section 8.3(f).
(f)Deferral of Obligation to Purchase -- The obligation of the Company to prepay Notes pursuant to the offers accepted in accordance with Section 8.3(d) is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made. In the event that such Change in Control does not occur on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change in Control occurs. The Company shall keep each holder of Notes reasonably and timely informed of
(i)    any such deferral of the date of prepayment,
(ii)    the date on which such Change in Control and the prepayment are expected to occur, and
(iii)    any determination by the Company that the efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.3 in respect of such Change in Control shall be deemed rescinded).
(g)Officer's Certificate -- Each offer to prepay the Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by a Senior Financial Officer and dated the date of such offer, specifying:
(i)    the Proposed Prepayment Date;

(ii)	that such offer is made pursuant to this Section 8.3;

(iii)	the principal amount of each Note offered to be prepaid;
(iv)    the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date;
(v)    the last date upon which the offer can be accepted or rejected, and setting forth the consequences of failing to provide an acceptance or rejection, as provided in Section 8.3(d);

(vi)	that the conditions of this Section 8.3 have been fulfilled; and
(vii)    in reasonable detail, the nature and date or proposed date of the Change in Control.

8.4.	Allocation of Partial Prepayments.
(a)Required Payments. In the case of each required payment of the Notes pursuant to Section 8.1 hereof, the principal amount of the Notes to be paid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for payment.
(b)Optional Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2(a), the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.5.	Maturity; Surrender, Etc.
In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and (in respect of any prepayment pursuant to Section 8.2(a) only) the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.6.	No Other Optional Prepayments or Purchase of Notes.
The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 20 Business Days. If the holders of more than 25% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 20 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.7.	Make-Whole Amount.
"Make-Whole Amount" means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
"Called Principal" means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2(a) or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
"Discounted Value" means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

"Reinvestment Yield" means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (a) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page PX 1" (or such other display as may replace Page PX l ) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.
In the case of each determination under clause (a) or clause (b), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by
(i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
"Remaining Average Life" means, with respect to any Called Principal of any Notes, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (i) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (ii) the number of years (calculated to the nearest one twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
"Remaining Scheduled Payments" means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2(a) or Section 12.1.
"Settlement Date " means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2(a) or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

9.	AFFIRMATIVE COVENANTS.
The Company covenants that so long as any of the Notes are outstanding:

The Company covenants that so long as any of the Notes are outstanding:

9.1.	Compliance with Law.
Without limiting Section 10.9, the Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

9.2.	Insurance.
The Company will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3.	Maintenance of Properties.
The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4.	Payment of Taxes.
The Company will and will cause each of its Subsidiaries to file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent the same have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge or levy if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) the nonpayment of all such taxes, assessments, charges and levies in the aggregate would not reasonably be expected to have a Material Adverse Effect.

9.5.	Corporate Existence, Etc.
The Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.6 and 10.7, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Restricted Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

9.6.	Pari Passu Ranking.
The Notes shall at all times rank pari passu, without preference or priority, with all other outstanding, unsecured, unsubordinated obligations of the Company, present and future, that have not been accorded preferential rights.

9.7.	Designation of Subsidiaries.
(a)Right of Designation. Subject to the satisfaction of the requirements of Section 9.7(c) hereof, the Company shall have the right to designate each of its Subsidiaries as an Unrestricted Subsidiary or a Restricted Subsidiary by delivering to each holder of Notes a writing, signed by a Responsible Officer, certifying that the board of directors of the Company shall have so designated such Subsidiary prior to or upon the acquisition or formation by the Company of such Subsidiary. Any such Subsidiary not so designated shall be deemed, on and after the date of acquisition or formation thereof and without any further action by the Company or any holder of Notes, to have been designated by the Company as a Restricted Subsidiary. Each Subsidiary designated as a Restricted Subsidiary in Schedule 5.4 shall be a Restricted Subsidiary on and after the date of Closing and all other Subsidiaries, if any, listed in such Schedule 5.4 shall, subject to Section 9.7(b) hereof, be Unrestricted Subsidiaries on and after the date of Closing.
(b)Right of Redesignation. Subject to the satisfaction of the requirements of Section 9.7(c) hereof, the Company may at any time designate any of its Subsidiaries that is a Restricted Subsidiary as an Unrestricted Subsidiary by delivering to each holder of Notes a written notice, signed by a Responsible Officer, certifying that the board of directors of the Company shall have so designated such Subsidiary.
(c)Designation Criteria. No Subsidiary shall at any time after the date of Closing be designated as an Unrestricted Subsidiary unless:
(i)immediately before and after, and after giving effect to such designation, and assuming that all obligations, liabilities and investments of, and all Liens on the property of, such Subsidiary being so designated were incurred or made contemporaneously with such designation, no Default or Event of Default exists or would exist;
(ii)such Subsidiary had not, prior to such time, previously been designated as an Unrestricted Subsidiary pursuant to Section 9.7(b) hereof; and
(iii)such Subsidiary does not own, directly or indirectly, any Indebtedness, Voting Stock or other Capital Stock of the Company or any Restricted Subsidiary.

No Subsidiary shall at any time after the date of Closing be designated as a Restricted Subsidiary unless:
(A)immediately before and after, and after giving effect to such designation, and assuming that all obligations, liabilities and investments of, and all Liens on the property of, such Subsidiary being so designated were incurred or made contemporaneously with such designation, no Default or Event of Default exists or would exist; provided, however, that the Company's compliance with Section 10.2 should be determined on the basis that such transaction had been consummated immediately prior to the end of the Company's then most recently ended fiscal quarter; and
(B)more than 50% of the shares of such Subsidiary's Voting Stock and other Capital Stock is owned, directly or indirectly, by one or more of the Company and the Restricted Subsidiaries.
(d)Effectiveness. Other than as set forth in the last two sentences of Section 9.7(a) hereof, any designation under this Section 9.7 that satisfies all of the conditions set forth in this Section 9.7 shall become effective, for purposes of this Agreement, on the day that notice thereof shall have been delivered by the Company to each holder of Notes in accordance with the provisions of Section 18.
9.8.    Books and Records.
The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

10.	NEGATIVE COVENANTS.
The Company covenants that so long as any of the Notes are outstanding:

10.1.	Fixed Charges Coverage Ratio.
The Company will not, at any time, permit the Fixed Charges Coverage Ratio to be less than 150%.

10.2.	Limitation of Consolidated Indebtedness.
The Company will not as at the end of each fiscal quarter of the Company, permit Consolidated Indebtedness to exceed 60% of Consolidated Capitalization at such time.

10.3.	Priority Indebtedness.
The Company will not, at any time, permit Priority Indebtedness to exceed the greater of
(i) $60,000,000 and (ii) 20% of Consolidated Net Worth, determined at such time.

10.4.	Liens.
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Restricted Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom or assign or otherwise convey any right to receive income or profits (unless it makes, or causes to be made, effective provision whereby the Notes will be equally and ratably secured with any and all other obligations thereby secured, such security to be pursuant to an agreement reasonably satisfactory to the Required Holders, and in any case, the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such property), except:
(a)Liens existing on the date of this Agreement and securing Indebtedness of the Company and its Restricted Subsidiaries referred to in Schedule 5.15;
(b)Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business
(i)in connection with workers' compensation, unemployment insurance and other types of social security or retirement benefits,
(ii)to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, or
(iii)consisting of bankers' Liens encumbering deposit accounts (including, without limitation, rights of setoff), in each case, not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property; provided that the aggregate amount secured by appeal bonds and the Liens referred to in Section 10.4(d) shall not at any time exceed 5% of Consolidated Total Assets;
(c)any Lien created to secure all or any part of the purchase price (including Capital Leases), or to secure Indebtedness incurred or assumed to pay all or any part of the purchase price or cost of construction, of tangible property (or any improvement thereon) acquired or constructed by the Company or a Restricted Subsidiary after the date of Closing, provided that
(i)    any such Lien shall extend solely to the item or items of such property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereon) or which is real property being improved by such acquired or constructed property (or improvement thereon),
(ii)    the principal amount of the Indebtedness secured by such Lien shall at no time exceed an amount equal to the lesser of (A) the cost to the Company or such Restricted Subsidiary of the property (or improvement thereon) so acquired or constructed and (B) the Fair Market Value (as determined in good faith by the board of directors of the Company) of such property (or improvement thereon) at the time of such acquisition or construction, and

(iii) any such Lien shall be created contemporaneously with, or within 180 days after, the acquisition or construction of such property;
(d)any attachment or judgment Lien, unless the judgment it secures shall not, within 30 days after entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 30 days after the expiration of any such stay; provided that the aggregate amount secured by all such Liens and all Liens securing appeal bonds referred to in Section 10.4(b)(ii) shall not at any time exceed 5% of Consolidated Total Assets;
(e)any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Company or a Restricted Subsidiary or its becoming a Restricted Subsidiary, or any Lien existing on any property acquired by the Company or any Restricted Subsidiary at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided that
(i)no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person's becoming a Restricted Subsidiary or such acquisition of property, and
(ii)each such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property;
(f)Liens on property or assets of the Company or any of its Restricted Subsidiaries securing Indebtedness owing to the Company or to another Restricted Subsidiary;
(g)any Lien renewing, extending or refunding any Lien permitted by paragraph (a) of this Section 10.4, provided that
(i)    the principal amount of Indebtedness secured by such Lien immediately prior to such extension, renewal or refunding is not increased or the maturity thereof reduced,

(ii)	such Lien is not extended to any other property, and
(iii)    immediately after such extension, renewal or refunding, no Default or Event of Default would exist; and
(h)other Liens not otherwise permitted by paragraphs (a) through (g) of this Section 10.4, so long as the Indebtedness secured thereby does not, in the aggregate, exceed 15% of Consolidated Net Worth.

10.5.	Transactions with Affiliates.
The Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any Material transaction or Material group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

10.6.	Merger, Consolidation, Etc.
The Company will not, and will not permit any Restricted Subsidiary to, merge with or consolidate or amalgamate with any other Person, or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person (except that a Restricted Subsidiary may (x) merge, consolidate or amalgamate with, or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to, the Company or a Wholly-Owned Restricted Subsidiary so long as in any such transaction involving the Company, the Company is the surviving or resulting Person and the conditions specified in clause (c) below were satisfied in connection therewith, and (y) convey, transfer or lease all of its assets in compliance with the provisions of Section 10.7), provided that the foregoing restriction does not apply to the consolidation, amalgamation or merger of the Company with, or the conveyance, transfer or lease of substantially all of the assets of the Company in a single transaction or series of transactions to, any Person so long as:
(a)the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Company as an entirety, as the case may be (the "Successor Corporation "), shall be a solvent corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;
(b)if the Company is not the Successor Corporation, such corporation shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes (pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Holders), and
(c)immediately after giving effect to such transaction, no Default or Event of Default would exist; provided, however, that the Company's compliance with Section 10.2 should be determined on the basis that such transaction had been consummated immediately prior to the end of the Company's then most recently ended fiscal quarter.
No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any Successor Corporation from its liability under this Agreement or the Notes.

10.7.	Sale of Assets.
The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition (other than a Joint Venture Transfer) unless:
(a)in the good faith opinion of the board of directors of the Company, such Asset Disposition is in exchange for cash consideration having a Fair Market Value at least equal to that of the property exchanged and is in the best interest of the Company (provided, however, that such determination by the board of directors of the Company shall not be required for Asset Dispositions of property with a Fair Market Value of less than $5,000,000 so long as the certificate to be delivered pursuant to Section 7.2(a) with respect to the fiscal period during which such Asset Disposition was made contains a statement to the effect that any such Asset Disposition of property having a Fair Market Value of not less than $1,000,000 was, in the good faith opinion of the Senior Financial Officer signing such certificate, made in exchange for cash consideration having a Fair Market Value at least equal to that of the property exchanged and was in the best interests of the Company);

(b)immediately after giving effect to such Asset Disposition, no Default or Event of Default would exist; and
(c)the Disposition Value of the property subject to such Asset Disposition, together with the aggregate Disposition Value of all property of the Company and its Restricted Subsidiaries that was the subject of an Asset Disposition during the then current fiscal year of the Company, would not exceed 10% of Consolidated Total Assets determined as of the end of the then most recently ended fiscal year of the Company.
If, prior to consummation of any Asset Disposition, the Company gives written notice to all holders of the Notes that the Net Proceeds Amount arising from any Asset Disposition will be applied to an Indebtedness Prepayment Application or a Property Reinvestment Application within a period of 365 days after such Transfer, then any such Transfer, only for the purpose of determining compliance with subsection (c) of this Section 10.7 as of any date, shall be deemed not to be an Asset Disposition. If the Company shall fail to apply the Net Proceeds Amount in accordance with such written notice, such failure shall constitute an Event of Default as of the end of such period.

10.8.	Line of Business.
The Company will not, and will not permit any of its Restricted Subsidiaries to, engage to any substantial extent in any business if, as a result, the general nature of the business in which the Company and its Restricted Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Restricted Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Memorandum.

10.9.	Terrorism Sanctions Regulations.
The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.

11.	EVENTS OF DEFAULT.
An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:
(a)the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
(b)the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or
(c)the Company defaults in the performance of or compliance with any term contained in any of Sections 10.1 through 10.4, inclusive, Sections 10.6 or 10.7 or Section
7.l (d); or

(d)the Company defaults in the performance of or compliance with any term contained in Section 10 (other than those referred to in paragraph (c) of this Section 11), and such default continues for more than five Business Days; or
(e)the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 1l (a), (b), (c) and (d) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as "notice of default" and to refer specifically to this Section 1l (e)); or
(f)any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or
(g)the Company or any Subsidiary is in default (whether as primary obligor or as guarantor or other surety) in the payment of any principal, premium or make-whole amount or interest on, any Indebtedness (other than Indebtedness under this Agreement and the Notes) that is outstanding in an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto (after giving effect to any consents or waivers in respect thereof), or (ii) the Company or any Subsidiary is in default (whether as primary obligor or as guarantor or other surety) in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $10,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment; or
(h)the Company or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
(i)a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

(j) a final judgment or judgments for the payment of money aggregating in excess of 5% of Consolidated Total Assets are rendered against any one or more of the Company and its Significant Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(k)	if
(i)any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code,
(ii)a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings,
(iii)the aggregate "amount of unfunded benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed 5% of Consolidated Net Worth,
(iv)the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans,
(v)the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or
(vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder;

and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect.

As used in Section 11(k), the terms "employee benefit plan " and "employee welfare benefit plan "
shall have the respective meanings assigned to such terms in section 3 of ERISA.

(vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect.
As used in Section 11(k), the terms "employee benefit plan " and "employee welfare benefit plan " shall have the respective meanings assigned to such terms in section 3 of ERISA.

12.	REMEDIES ON DEFAULT, ETC.

12.1.	Acceleration.
(a)If an Event of Default with respect to the Company described in Section 11(h) or 11(i) (other than an Event of Default described in clause (i) of Section 11(h) or described in clause (vi) of Section 11 (h) by virtue of the fact that such clause encompasses clause (i) of Section 1l (h)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
(b)If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
(c)If any Event of Default described in Section 1l(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2.	Other Remedies.
If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3.	Rescission.
At any time after any Notes have been declared due and payable pursuant to Section12.l(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4.	No Waivers or Election of Remedies, Expenses, Etc.
No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1.	Registration of Notes.
The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2.	Transfer and Exchange of Notes.
Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section l 8(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder's attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.
13.3.    Replacement of Notes.
Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
(a)in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or a Qualified Institutional Buyer, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)	in the case of mutilation, upon surrender and cancellation thereof, within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.	PAYMENTS ON NOTES.

14.1.	Place of Payment.
Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in Pittsburgh, Pennsylvania at the principal office of the Company in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2.	Home Office Payment.
So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser's name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

15.	EXPENSES, ETC.

15.1.	Transaction Expenses.
Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).
15.2.    Survival.
The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.
All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

16.	AMENDMENT AND WAIVER.

17.1.	Requirements.
This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 1l (a), 1l (b), 12, 17 or 20.

17.2.	Solicitation of Holders of Notes.
(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
(b)Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

(c)Consent in Contemplation of Transfer. Any consent made pursuant to this Section 17.2 by the holder of any Note that has transferred or has agreed to transfer such Note to the Company, any Subsidiary or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such transferring holder.

17.3.	Binding Effect, Etc.
Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4.	Notes Held by Company, Etc.
Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18.	NOTICES.
All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
(i)if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee or it shall have specified to the Company in writing,
(ii)if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or
(iii)if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Senior Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.
Notices under this Section 18 will be deemed given only when actually received.

19.	REPRODUCTION OF DOCUMENTS.
This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.	CONFIDENTIAL INFORMATION.
For the purposes of this Section 20, "Confidential Information" means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that
(a)was publicly known or otherwise known to such Purchaser prior to the time of such disclosure,
(b)subsequently becomes publicly known through no act or om1ss10n by such Purchaser or any person acting on such Purchaser's behalf,
(c)otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary, or
(d)constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available.
Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to:
(i)its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes);
(ii)its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20;

(iii)	any other holder of any Note;

(iv)any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20);
(v)any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20);
(vi)Purchaser; any federal or state regulatory authority having jurisdiction over such
(vii)the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser's investment portfolio; or
(viii)any other Person to which such delivery or disclosure may be necessary or appropriate
(A)to effect compliance with any law, rule, regulation or order applicable to such Purchaser,

(B)	in response to any subpoena or other legal process,
(C)in connection with any litigation to which such Purchaser is a party, or

(D)
if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser's Notes and this Agreement.

Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21.	SUBSTITUTION OF PURCHASER.
Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a "Purchaser" in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

22.	MISCELLANEOUS.

22.1.	Successors and Assigns.
All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

22.2.	Payments Due on Non-Business Days; When Payments Deemed Received.
(a)Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.5 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
(b)Payments, When Received. Any payment to be made to the holders of Notes hereunder or under the Notes shall be deemed to have been made on the Business Day such payment actually becomes available to such holder at such holder's bank prior to 12:00 noon (local time of such bank).

22.3.	Accounting Terms.
All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (a) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (b) all financial statements shall be prepared in accordance with GAAP.

22.4.	Severability.
Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.5.	Construction, Etc.
Each covenant contained herein shall be construed (absent express prov1s10n to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

22.6.	Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of a facsimile or electronic transmission of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of a manually executed counterpart to this Agreement.

22.7.	Governing Law.
This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
22.8.    Jurisdiction and Process; Waiver of Jury Trial.
(a)The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(c)Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(d)The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

[Remainder of page left intentionally blank. Next page is signature page.]

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

MINE SAFETY APPLIANCES COMPANY

By    /s/
Name:    Dennis L. Zeitler
Title:    Vice President , CFO and Treasurer

The Agreement is hereby accepted and agreed to as of the date thereof.

HARTFORD LIFE INSURANCE COMPANY

By:	Hartford Investment Management Company Its Agent and Attorney-in-Fact

By:    /s/
Name: Eva Konopka
Title:    Senior Vice President

PHYSICIANS LIFE INSURANCE COMPANY

By:	Hartford Investment Management Company Its Investment Manager

By: /s/
Name: Eva Konopka
Title: Senior Vice President

ALLSTATE LIFE INSURANCE COMPANY

By: /s/
Name:

MODERN WOODMEN OF AMERICA

By: /s/
Name:
Title:

STATE FARM LIFE INSURANCE COMPANY
         By: /s/
Name: Julie Pierce
Title: Senior Investment Officer

By: /s/
Name: Jeff Attwood
Title: Investment Officer

UNION CENTRAL LIFE INSURANCE COMPANY
By:      /s/
Name: Andrew S. White
Title:    Agent

AMERITAS LIFE INSURANCE CORP..
By:    Ameritas Investment Advisors Inc., as Agent
By:      /s/
Name: Andrew S. White
Title:    Vice President - Fixed Income Securities

ACACIA LIFE INSURANCE COMPANY

By:	Ameritas Investment Advisors Inc., as Agent
By:      /s/
Name: Andrew S. White
Title:    Vice President - Fixed Income Securities

[Signature Page to Mine Safety Appliances Company Note Purchase Agreement]

SCHEDULE B DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
"Affiliate" means, at any time, and with respect to any Person,
(a)any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and
(b)any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests.
As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.
"Agreement, this" is defined in Section 17.3.
"Anti-Terrorism Order" means Executive Order No. 13,224 of September 23, 2001, Blocking property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49079 (2001), as amended.
"Asset Disposition " means any Transfer except:
(a)any Transfer from a Restricted Subsidiary to the Company or from the Company to a Restricted Subsidiary, so long as immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Default or Event of Default exists; and
(b)any Transfer made in the ordinary course of business and involving only property that is either (i) inventory held for sale or (ii) equipment, fixtures, supplies or materials no longer required in the operation of the business of the Company or any of its Subsidiaries or that are obsolete.
"Business Day" means (a) for the purposes of Section 8.7 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in Pittsburgh, Pennsylvania or New York, New York are required or authorized to be closed.
"Capital Lease" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

"Capital Lease Obligation" means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.
"Capital Stock " means any class of capital stock, share capital or similar equity interest of a Person.
"Change in Control" shall have occurred if any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing), shall in the aggregate, directly or indirectly, control or own (beneficially or otherwise) more than 50% of the issued and outstanding common stock of the Company.
"Closing" is defined in Section 3.
"Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
"Company" is defined in the introductory sentence of this Agreement.
"Confidential Information" is defined in Section 20.
"Consolidated Capitalization" means, at any time, the sum of (a) Consolidated Indebtedness plus (b) Consolidated Net Worth, in each case determined at such time.
"Consolidated Income Available for Fixed Charges" means, with respect to any period, Consolidated Net Income for such period plus all amounts deducted in the computation thereof on account of (a) Fixed Charges and (b) taxes imposed on or measured by income or excess profits.
"Consolidated Indebtedness" means, at any time, the Indebtedness of the Company and its Restricted Subsidiaries that would be shown on a consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared at such time in accordance with GAAP.
"Consolidated Net Income" means, with reference to any period, the net income (or loss) of the Company and its Restricted Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with GAAP, after eliminating all offsetting debits and credits between the Company and its Restricted Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Restricted Subsidiaries in accordance with GAAP.
"Consolidated Net Worth" means, at any time,
the sum of (i) the par value (or value stated on the books of the corporation) of the capital stock (but excluding treasury stock and Capital Stock subscribed and unissued) of the Company and its Restricted Subsidiaries plus (ii) the amount of the paid-in capital and retained earnings of the Company and its Restricted Subsidiaries, in each case as such amounts would be shown on a consolidated balance sheet of the Company and its Restricted Subsidiaries as of such time prepared in accordance with GAAP, minus
(b)to the extent included in clause (a) above, all amounts properly attributable to minority interests, if any, in the stock and surplus of Restricted Subsidiaries.

"Consolidated Total Assets" means, at any time, the total amount of assets (less properly deductible reserves), which under GAAP appear on a consolidated balance sheet of the Company and the Restricted Subsidiaries prepared in accordance with GAAP at such time.
"Control Event" means:
(a)the execution by the Company or any of its Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control.
(b)the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control, or
(c)the making of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) to the holders of the Voting Stock of the Company, which offer, if accepted by the requisite number of holders, would result in a Change in Control.
"Default" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
"Default Rate" means, with respect to any Note, that rate of interest that is the greater of
(i)2% per annum above the rate of interest stated in clause (a) of the first paragraph of such Note or (ii) 2.0% per annum over the rate of interest publicly announced from time to time by PNC Bank, National Association (or its successor) in Pittsburgh, Pennsylvania as its "base" or "prime" rate.
"Disclosure Documents" is defined in Section 5.3.
"Disposition Value" means, at any time, with respect to any property
(a)in the case of property that does not constitute Restricted Subsidiary Stock, the book value thereof, and
(b) in the case of property that constitutes Restricted Subsidiary Stock, an amount equal to that percentage of the book value of the assets of the Restricted Subsidiary that issued such stock as is equal to the percentage that the book value of such Restricted Subsidiary Stock represents of the book value of all of the outstanding Capital Stock of such Restricted Subsidiary (assuming, in making such calculations, that all Securities convertible into such Capital Stock are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion) determined at the time of the disposition thereof, in good faith by the Company.
"Dollar" or "$" shall each mean the lawful currency of the United States of America.
"Electronic Delivery " is defined in Section 7.1(b).
"Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

''ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
"ERISA Affiliate" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.
"Event of Default" is defined in Section 11.
"Exchange Act" means the Securities Exchange Act of 1934, as amended.
"Fair Market Value" means, at any time and with respect to any property, the sale value of such property that would be realized in an arm's length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).
"Fixed Charges" means, with respect to any period, the sum of (a) Interest Charges for such period plus (b) Lease Rentals for such period.
"Fixed Charges Coverage Ratio" means, at any time, the ratio of (a) Consolidated Income Available for Fixed Charges for any four of the then most recent five fiscal quarters of the Company ending on, or most recently ended prior to, such time to (b) Fixed Charges for such fiscal quarters. The four fiscal quarters to which the preceding sentence applies shall be the fiscal quarters that result in the highest Fixed Charges Coverage Ratio.
"Form 10-K'' is defined in Section 7.l (b).
"Foreign Pension Plan" means any plan, fund or other similar program that is (a) established or maintained outside of the United States of America by any one or more of the Company or its Subsidiaries primarily for the benefit of the employees (substantially all of whom are aliens not residing in the United States of America) of the Company or such Subsidiaries which plan, fund or other similar program provides for retirement income for such employees or results in the deferral of income for such employees in contemplation of retirement, and (b) not otherwise subject to ERISA.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
"Governmental Authority" means
(a)the government of
(i)the United States of America or any State or other political subdivision thereof, or
(ii)any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
(iii)any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
"Guaranty" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)to purchase such indebtedness or obligation or any property constituting security therefor;
(b)to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;
(c)to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or
(d)otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.
In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
"Hazardous Material" means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
"Holder" means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.
"Indebtedness" means, with respect to any Person, without duplication:
(a)its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;
(b)its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)	its liabilities in respect of Capital Leases;

(d)	all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)	its reimbursement obligations in respect of letters of credit or instruments serving a similar function;
(f)    Swaps of such Person; and

(g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) above.
Without limitation of the foregoing, Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.
"Indebtedness Prepayment Application" means, with respect to any Transfer of property, the application by the Company or its Restricted Subsidiaries of cash in an amount equal to the Net Proceeds Amount with respect to such Transfer to pay Indebtedness of the Company (other than Indebtedness owing to the Company or any of its Subsidiaries, and Indebtedness in respect of any revolving credit or similar credit facility providing the Company or any of its Restricted Subsidiaries with the right to obtain loans or other extensions of credit from time to time, except to the extent that in connection with such payment of Indebtedness the availability of credit under such credit facility is permanently reduced by an amount not less than the amount of such proceeds applied to the payment of such Indebtedness), provided that in the course of making such application, the Company shall offer to prepay each outstanding Note in accordance with Section 8.2(b) in a principal amount which equals the Ratable Portion for such Note. If any holder of a Note fails to accept such offer of prepayment, then, for purposes of the preceding sentence only, the Company nevertheless will be deemed to have paid Indebtedness in an amount equal to the Ratable Portion for such Note. "Ratable Portion " for any Note means an amount equal to the product of (x) the Net Proceeds Amount being so applied to the payment of Indebtedness multiplied by (y) a fraction the numerator of which is the outstanding principal amount of such Note and the denominator of which is the aggregate principal amount of Indebtedness of the Company and the Restricted Subsidiaries that is pari passu with the Indebtedness evidenced by the Notes.
"Institutional Investor" means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its Affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.
"Interest Charges" means, with respect to any period, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Company and its Restricted Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Restricted Subsidiaries in accordance with GAAP): (a) all interest in respect of Indebtedness of the Company and its Restricted Subsidiaries (including imputed interest on Capital Lease Obligations) deducted in determining Consolidated Net Income for such period, together with all interest capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, and (b) all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period.

"Joint Venture Transfer" means a Transfer by the Company or any Restricted Subsidiary to a corporate or similar business entity so long as (i) the Company or such Restricted Subsidiary receives in exchange for such transfer, at least 50% of the Voting Stock and other equity interests in such entity, (ii) the Fair Market Value of the Voting Stock and other equity interests received by the Company or such Restricted Subsidiary is at least equal to the Fair Market Value of the property transferred to such entity by the Company or such Restricted Subsidiary; (iii) such entity is engaged, or will be engaged, in the same general line of business as the Company or such Restricted Subsidiary; (iv) the book value of the assets which are the subject of such transfer, together with the book value of all Joint Venture Transfers since the date of Closing does not exceed 10% of Consolidated Total Assets at the end of the most recently ended fiscal year of the Company and (v) before and after giving effect to such Transfer no Default or Event of Default exists.
"Lease Rentals" means, with respect to any period, the sum of the minimum amount of rental and other obligations required to be paid during such period by the Company or any Restricted Subsidiary as lessee under all leases of real or personal property (other than Capital Leases), excluding any amounts required to be paid by the lessee (whether or not therein designated as rental or additional rental) (a) which are on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, or (b) which are based on profits, revenues or sales realized by the lessee from the leased property or otherwise based on the performance of the lessee.
"Lien" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
"Make-Whole Amount" is defined in Section 8.7.
"Material" means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.
"Material Adverse Effect" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes or (c) the validity or enforceability of this Agreement or the Notes.
"Memorandum" is defined in Section 5.3.
"Multiemployer Plan" means any Plan that is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERlSA).
"NAIC' means the National Association of Insurance Commissioners or any successor
"NAIC Annual Statement" is defined in Section 6.2(a).
"Net Proceeds Amount" means, with respect to any Transfer of any property by any Person, an amount equal to the difference of
(a)the aggregate amount of the consideration (valued at the Fair Market Value of such consideration at the time of the consummation of such Transfer) received by such Person in respect of such Transfer, minus

(b)all ordinary and reasonable out-of-pocket costs and expenses actually incurred by such Person in connection with such Transfer.
"NHAM Exemption" is defined in Section 6.2(e).
"Notes" is defined in Section 1.1.
"Officer's Certificate" means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
"PBGC' means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
"Person" means an individual, partnership, corporation (including the Company), limited liability company, association, joint venture, trust, unincorporated organization, or a government agency or political subdivision thereof.
"Plan" means an "employee benefit plan" (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
"Preferred Stock" means any class of Capital Stock of a Person that is preferred over any other class of Capital Stock (or similar equity interest) of such Person as to the payment of dividends or other equity distributions or the payment of any amount upon liquidation or dissolution of such Person.
"Priority Indebtedness" means, without duplication, the sum of, (a) all Indebtedness of Restricted Subsidiaries (excluding Indebtedness owing to the Company or another Restricted Subsidiary) and (b) all Indebtedness secured by Liens permitted by Section 10.4(h), and (b) the greater of the mandatory redemption amount or the liquidation preference of the Preferred Stock, if any, of all Restricted Subsidiaries.
"Property Reinvestment Application" means, with respect to any Transfer of property, the application of an amount equal to the Net Proceeds Amount with respect to such Transfer to the acquisition by the Company or any Restricted Subsidiary of operating assets of the Company or any Restricted Subsidiary to be used in the ordinary course of business of such Person.
"Proposed Prepayment Date" is defined in Section 8.3(c).
"PTE' is defined in Section 6.2(a).
"QPAM Exemption" is defined in Section 6.2(d).
"Qualified Institutional Buyer" means any Person who is a "qualified institutional buyer" within the meaning of such term as set forth in Rule 144A(a)(l ) under the Securities Act.
"Required Holders" means, at any time, the holder or holders of at least a majority in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
"Responsible Officer" means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

"Restricted Subsidiary" means, at any time, a Subsidiary that
(a)as of the date of Closing has been designated as a Restricted Subsidiary on Schedule 5.4 attached hereto; or
(b)after the date of Closing, and in accordance with Section 9.7, has been designated a Restricted Subsidiary.
"Restricted Subsidiary Stock" means the Capital Stock (or any options or warrants to purchase stock or other Securities exchangeable or convertible into any Capital Stock) of any Restricted Subsidiary.
"SEC' means the Securities and Exchange Commission.
"Securities Act" means the Securities Act of 1933, as amended from time to time.
"Senior Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Company.
"Significant Subsidiary" means at any time any Subsidiary that would at such time constitute a "significant subsidiary" (as such term is defined in Regulation S-X of the SEC as in effect on the date of the Closing) of the Company.
"Source" is defined in Section 6.2.
"Subsidiary" means, as to any Person, any corporation, association or other business entity (a) in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, or (b) that is consolidated with the Company in the Company's consolidated financial statements. Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.
"Successor Corporation" is defined in Section 10.6.
"SVO" means the Securities Valuation Office of the NAIC or any successor to such office.
"Swaps" means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.

"Transfer" means, with respect to the Company or any Restricted Subsidiary, any transaction in which such Person sells, conveys, transfers or leases (as lessor) any of its property, including, without limitation, Restricted Subsidiary Stock. For purposes of determining the application of the Net Proceeds Amount in respect of any Transfer, the Company may designate any Transfer as one or more separate Transfers each yielding a separate Net Proceeds Amount. In any such case, (a) the Disposition Value of any property subject to each such separate Transfer and (b) the amount of Consolidated Total Assets attributable to any property subject to each such separate Transfer shall be determined by ratably allocating the aggregate Disposition Value of, and the aggregate Consolidated Total Assets attributable to, all property subject to all such separate Transfers to each such separate Transfer on a proportionate basis.
"Transfer Application Notice" is defined in Section 8.2(b).
"Transfer Application Prepayment Date" is defined in Section 8.2(b)(iv).
"Unrestricted Subsidiary" means any Subsidiary that is not at the time designated a Restricted Subsidiary.
"USA Patriot Act" means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
"Voting Stock" means Capital Stock of any class or classes of a Person the holders of which are ordinarily, in the absence of contingencies, entitled to elect corporate directors (or Persons performing similar functions).
"Wholly-Owned Restricted Subsidiary" means, at any time, any Restricted Subsidiary 100% of
(a)all of the Voting Stock and other equity interests (except directors' qualifying shares) and

(b)	all of the Indebtedness of which are owned by any one or more of the Company and the Company's other Wholly Owned Restricted Subsidiaries at such time.